Exhibit 99.1

News Release

Contacts: Nigel Muir, Media (203) 837-2240 - nigel_muir@praxair.com Elizabeth Hirsch, Investors (203) 837-2354 - liz_hirsch@praxair.com	Praxair, Inc. 39 Old Ridgebury Road Danbury, CT 06810, U.S.A www.praxair.com
PRAXAIR WILL TAKE CHARGE TO FOURTH-QUARTER EARNINGS; REAFFIRMS EARNINGS GUIDANCE EX-CHARGE
DANBURY, Conn., December 15, 2010 — Praxair, Inc. (NYSE: PX) announced that it will take a charge to its earnings in the fourth quarter. The charge is expected to reduce fourth-quarter and full-year 2010 net income and earnings per share by approximately $290 million and 93 cents, respectively. Excluding the charge, the company reaffirms its previous fourth-quarter diluted earnings per share guidance of $1.18 to $1.23 on an adjusted basis*, and its ongoing effective tax rate of about 28%.
     The charge is primarily the result of a decision to settle various income tax disputes with the Spanish Government which is expected to result in a charge to earnings of approximately $250 million and cash payments of approximately $500 million. Additionally, the company intends to sell the U.S. homecare portion of its North American healthcare business, which is expected to result in an earnings charge of approximately $40 million, representing an adjustment to estimated fair value.
     Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2009 sales of $9 billion. The company produces, sells and distributes atmospheric and process gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.
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*	Adjusted diluted earnings per share (EPS) guidance is a non-GAAP measure that excludes the impact of the charges described above. The adjusted diluted EPS is a measure used by investors, financial analysts and management to help evaluate on-going historical and future business trends on a consistent basis. Definitions of non-GAAP measures may not be comparable to similar definitions used by other companies and are not a substitute for similar GAAP measures. Following is a calculation of the fourth-quarter adjusted diluted EPS guidance:

	Low End	High End
Expected fourth-quarter 2010 diluted EPS	$0.25	$0.30
Add: Spain settlement and other charges	0.93	0.93
Adjusted diluted EPS guidance	$1.18	$1.23